UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2020

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in
its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Kent Avenue West Lafayette, Indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Common Shares	BASi	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jill C. Blumhoff has notified Bioanalytical Systems, Inc. (the "Company") of her intention to resign as Vice President – Finance and Chief Financial Officer of the Company effective as of March 6, 2020 (the "Resignation Date"). In recognition of her service to the Company and in order to provide for an orderly transition, the Company and Ms. Blumhoff have entered into an agreement (the "Severance Agreement"), under which Ms. Blumhoff will remain an employee of the Company through March 31, 2020 (the "Separation Date"). Between the Resignation Date and the Separation Date, Ms. Blumhoff will be entitled to receive her base salary at the same rate as in effect on the Resignation Date and will continue to participate in the employee health and welfare benefit plans offered by the Company to its employees, subject to the terms and conditions of such plans.

Following the Separation Date, under and subject to the terms of the Severance Agreement, (i) the Company will pay Ms. Blumhoff a severance benefit in the form of salary continuation for a period of six months, (ii) the Company will make a cash payment equal to one-half of Ms. Blumhoff’ s target bonus for the Company's fiscal year ended September 30, 2020 ("Fiscal 2020"), to be paid by the Company, if at all, at the same time, under the same terms and subject to the same limitations and conditions as if Ms. Blumhoff were still employed on the date performance bonuses are paid in respect of performance for Fiscal 2020, (iii) Ms. Blumhoff will be entitled to exercise 65,000 outstanding stock options until the earlier of June 30, 2020 or the expiration date of such stock options and will forfeit all of her unvested restricted stock units and (iv) the Company will reimburse Ms. Blumhoff an amount equal to her monthly COBRA premiums for a period of six months after the Separation Date; provided that such payments will cease upon her becoming entitled to other health insurance.

As a condition of receiving the payments under the Severance Agreement, Ms. Blumhoff has agreed to release substantially all claims against the Company. The Severance Agreement also (i) prohibits Ms. Blumhoff and certain Company representatives from disparaging the Company or Ms. Blumhoff, as applicable, (ii) includes a covenant not to sue, (iii) during the period during which Ms. Blumhoff will receive severance benefits, generally requires Ms. Blumhoff to respond to inquiries that the Company may have from time to time and (iv) reaffirms the covenants and obligations and the rights and remedies of the Company regarding confidentiality, restrictive covenants and the assignment of inventions in Ms. Blumhoff’s employment agreement.

In connection with Ms. Blumhoff’s resignation, the Company’s Board of Directors elected Beth A. Taylor, age 54, as Vice President – Finance and Chief Financial Officer of the Company, effective as of March 9, 2020. From August of 2019 until her appointment, Ms. Taylor served as Vice President – Finance at Vibenomics, Inc., a location-based audio experience and out-of-home advertising business, and also engaged in consulting. Previously Ms. Taylor held progressively responsible financial and accounting leadership positions at Endocyte, Inc., a Novartis company, Author Solutions, Inc., Harlan Laboratories, Inc., Republic Airways Holdings and Rolls-Royce Corporation. Most recently, Ms. Taylor served as Vice President, Finance and Chief Accounting Officer, from August of 2016 through August of 2019, and Corporate Controller, from January of 2011 through August of 2016, at Endocyte, Inc., a Novartis company, a biopharmaceutical company and developer of targeted therapies for the personalized treatment of cancer. Ms. Taylor began her career in audit at Deloitte & Touche and holds a degree in accounting from Indiana University, Kelly School of Business, Bloomington.

Per the terms of her offer letter (the "Offer Letter"), Ms. Taylor will be entitled to (i) a base salary of approximately $240,000, (ii) an award of 10,000 restricted common shares to be issued within 90 days of the commencement of her employment with a 24 month vesting period and (iii) 20 vacation days per year. Ms. Taylor will be eligible to participate in the Company’s benefit programs available to executives of the Company generally, subject to the terms and conditions thereof, and to receive additional equity awards if and as determined by the Compensation Committee of the Company. There are no arrangements or understandings between Ms. Taylor and any other persons pursuant to which she was selected as an officer, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summaries of the Severance Agreement and the Offer Letter do not purport to be complete and are qualified in their entirety by reference to the Severance Agreement and the Offer Letter, copies of which will be filed to the Company’s Form 10-Q for the quarterly period ended March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: March 6, 2020	By:	/s/ Robert Leasure, Jr.
Robert Leasure, Jr.
President and Chief Executive Officer